Exhibit 10.12

First Amendment to Excise Tax Reimbursement Agreement

THIS FIRST AMENDMENT to that certain Excise Tax Reimbursement Agreement dated on and as of June 1, 2007 (the “ETR Agreement”) is entered into on and as of October 30, 2008, by and between Community Partners Bancorp (“CPB”), a corporation organized under the laws of the state of New Jersey, 1250 Highway 35 South, Middletown, NJ 07748, for its subsidiaries, affiliates and itself; and Michael J. Gormley (“Executive”), whose business address is 1250 Highway 35 South, Middletown, NJ 07748.

WHEREAS, CPB and Executive wish to enter into this Amendment to the ETR Agreement so as to modify the manner in which the amount payable to Executive as the Reimbursement Payment is calculated, and fully conform the ETR Agreement to the applicable provisions of Section 409A of the Internal Revenue Code of 1986 and the final Treasury Regulations which have been promulgated under Section 409A.

NOW, THEREFORE, in consideration of the mutual promises set forth in this Amendment, the sufficiency of which are hereby acknowledged, CPB and Executive agree that the ETR Agreement is amended as follows:

1. By deleting the third sentence of Section 2, and inserting the following in its stead:

“The amount of the Reimbursement Payment shall be initially determined by the Auditor, which shall, with Executive’s full cooperation, prepare a pro forma analysis of the Executive’s federal and state income tax liability for the calendar year in which the Reimbursement Payment is to be made and determine the amount of the Reimbursement Payment on the basis of such analysis.  When Executive files his or her federal and state income tax returns for the calendar year in which the Reimbursement Payment is made, Executive shall immediately provide copies of such filed federal and state tax returns to the Auditor, which shall adjust the initial Reimbursement Payment appropriately, it being the express purpose of the process described in this and the preceding sentence to put Executive in the same economic position as he or she would have been in had the Excise Tax not been imposed.  CPB shall immediately pay to Executive the full amount of any positive adjustment to the Reimbursement Payment, and Executive shall immediately pay to CPB the full amount of any negative adjustment to the Reimbursement Payment.  The Auditor’s initial determination of the Reimbursement Payment shall be conclusive, as shall the Auditor’s determination of any adjustment to the Reimbursement Payment.”

2. By deleting the phrase “..upon the payment to Executive of the Total Payments…” in the first sentence of Section 3, and inserting in its stead “…upon the initial determination of the Reimbursement Payment by the Auditor under Section 2 of this Agreement, which shall be not later than thirty (30) days after payment to the Executive of the Total Payments…”

3. By adding the following text to Section 3:

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“Notwithstanding any term of this Agreement to the contrary, (i) the Reimbursement Payment shall be paid in full to the Executive not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the taxes which gave rise to the Reimbursement Payment under this Agreement; and (ii) any amount reimbursed to the Executive, or expended by CPB on the Executive’s behalf or for the Executive’s direct benefit, with respect to any audit or litigation pertaining to Total Payments or the Reimbursement Payment shall be paid or expended, as the case may be, not later than the end of the Executive’s taxable year following the Executive’s taxable year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the Executive’s taxable year following the Executive’s taxable year in which the audit is completed, or there is a final and nonappealable settlement or other resolution of the litigation.”

Except as set forth in this Amendment, the ETR Agreement shall remain in full force and effect, enforceable in accordance with its terms.

IN WITNESS WHEREOF, and intending to be mutually bound, CPB and Executive have entered into this Amendment on and as of the date first set forth above.

WITNESS:

/s/Linda Austin	/s/Michael J. Gormley
Michael J. Gormley, individually

ATTEST:	COMMUNITY PARTNERS BANCORP

/s/Michael W. Kostelnik	By:	/s/Charles T. Parton
Michael W. Kostelnik, Secretary		Charles T. Parton, Chairman

Joinder:

ATTEST:	TWO RIVER COMMUNITY BANK

/s/Michael W. Kostelnik	By:	/s/William D. Moss
Michael W. Kostelnik, Secretary		William D. Moss, President